UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under the Securities Act of 1933

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Alberta	71-1630889
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6001 54 Ave.
Taber, Alberta, Canada	T1G 1X4
(Address of Principal Executive Offices)	(Postal Code)

Stock Incentive Plan

(Full Title of Plan)

Daniel B. O’Brien

6001 54 Ave.

Taber, Alberta, Canada T1G 1X4

(Name and address, including zip code, of agent for service)

(403) 223-2995

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado 80203

(303) 839-0061

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Cross Reference Sheet Required Pursuant to Rule 404

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(NOTE:	Pursuant to instructions to Form S-8, the Prospectus described below is not required to be filed with this Registration Statement.)

Item
No.	Form S-8 Caption		Caption in Prospectus

1.	Plan Information

	(a)	General Plan Information	Stock Incentive Plan

	(b)	Securities to be Offered	Stock Incentive Plan

	(c)	Employees who may Participate	Stock Incentive Plan
in the Plan

	(d)	Purchase of Securities Pursuant to the Plan and Payment for Securities Offered	Stock Incentive Plan

	(e)	Resale Restrictions	Resale of Shares by Affiliates

	(f)	Tax Effects of Plan	Participation Stock Incentive Plan

	(g)	Investment of Funds	Not Applicable.

	(h)	Withdrawal from the Plan; Assignment of Interest	Other Information Regarding the Plan

	(i)	Forfeitures and Penalties	Other Information Regarding the Plan

	(j)	Charges and Deductions and Liens Therefore	Other Information Regarding the Plan

2.	Registrant Information and Employee Plan Annual Information		Available Information, Documents Incorporated by Reference

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents filed with the Commission by Flexible Solutions International, Inc. (Commission File No. 001-31540) are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022;

●	our Current Reports on Form 8-K filed on April 1, 2022, April 12, 2022, April 18, 2022 (three reports), May 17, 2022, July 26, 2022 (two reports), August 16, 2022 September 30, 2022, November 15, 2022, and November 22, 2022;

●	our Proxy Statement relating to our November 18, 2022 Annual Meeting of Shareholders; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed on November 12, 2002 and all amendments and reports updating that description

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Investors are entitled to rely upon information in this registration statement or incorporated by reference at the time it is used by the Company to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this registration statement.

Item 4 - Description of Securities

The Company is authorized to issue an unlimited number of common shares. Holders of the Company’s common shares are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the Company’s outstanding common shares can elect all directors.

Subject to the rights of holders of preferred shares, if any, holders of the Company’s common shares are entitled to receive such dividends as may be declared by the Company’s board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The Company’s board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

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Holders of the Company common shares do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common shares. All outstanding common shares are fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue an unlimited number of preferred shares of preferred stock in one or more series. Subject to the Alberta provisions of the Business Corporations Act, the Company’s directors may, by resolution, establish the designations, powers, rights, preferences, qualifications, restrictions and limitations of any series of preferred shares. As of the date of this Prospectus, no preferred shares were outstanding.

Transfer Agent

Computershare, Inc., of Denver, Colorado, is the transfer agent for the Company’s common stock.

Item 5 - Interests of Named Experts and Counsel

Not Applicable.

Item 6 - Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Alberta Business Corporation Act and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7 – Exemption from Registration Claimed

None.

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Item 8 - Exhibits

4-	Instruments Defining Rights of
Security Holders
	(a) - Common Stock	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed May 16, 2022 and to Annex C to the Company’s Registration Statement on Form S-4 (File #333-266314).

	(b) - Stock Incentive Plan	_____________________________

5-	Opinion Regarding Legality	_____________________________

l5-	Letter Regarding Unaudited Interim Financial Information	None

23-	Consent of Independent Public Accountants and Attorneys	___________________________

24-	Power of Attorney	Included in the signature page of this Registration Statement

99-	Additional Exhibits (Re-Offer Prospectus)	_____________________________

107	Filing Fee Table

Item 9 - Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section l3 or Section l5(d) of the Securities Act of l934.

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(2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of l933, each filing of the registrant’s Annual Report pursuant to Section l3(a) or Section l5(d) of the Securities Exchange Act of l934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section l5(d) of the Securities Exchange Act of l934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Daniel B. O’Brien, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Victoria, British Columbia, Canada, on March 2, 2023.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Daniel O’Brien
Daniel O’Brien, President & Chief Executive
Officer

Pursuant to the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel B. O’Brien	President, Principal Executive Officer,	March 2, 2023
Daniel B. O’Brien	Principal Financial and Accounting Officer and a Director

/s/ John H. Bientjes	Director	March 2, 2023
John H. Bientjes

/s/ Robert T. Helina	Director	March 2, 2023
Robert T. Helina

/s/ Thomas Fyles	Director	March 2, 2023
Thomas Fyles

/s/ Ben Seaman	Director	March 2, 2023
Ben Seaman

/s/ David Fynn	Director	March 2, 2023
David Fynn

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